UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Tuesday, June 4, 2013, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the BJ’s Restaurants, Inc. Restaurant Support Center, 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. Following the formal agenda of the Annual Meeting, we will present a brief overview of our business strategy and recent performance. We first mailed this Proxy Statement and the enclosed Proxy Card to shareholders on May 1, 2013.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY BY MAIL, TELEPHONE OR INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

Sincerely,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation, will be held at the BJ’s Restaurants, Inc. Restaurant Support Center, 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647, on Tuesday, June 4, 2013, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)	The election of ten directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Approval, on an advisory and non-binding basis, of the compensation of named executive officers;

(3)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2013; and

(4)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on April 18, 2013, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

Registered holders may vote:

1.	By internet: go to http://www.investorvote.com/BJRI

2.	By toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the exercise of the proxy at the Annual Meeting of Shareholders.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GERALD W. DEITCHLE

Chairman of the Board

April 26, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 4, 2013

The Proxy Statement related to our 2013 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended January 1, 2013, our Annual Report on Form 10-K for the fiscal year ended January 1, 2013, and directions to our 2013 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 4, 2013

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. in connection with our Annual Meeting of Shareholders and adjournments or postponements thereof to be held on June 4, 2013, at the BJ’s Restaurants, Inc. Restaurant Support Center, 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647, at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith to each shareholder and in each case is solicited on behalf of our Board of Directors for use at the Annual Meeting. We filed this Proxy Statement with the Securities and Exchange Commission on or about April 26, 2013 and we expect to mail copies of this Proxy Statement to shareholders beginning on May 1, 2013. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to us. Internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on June 3, 2013. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all ten of the nominee-directors specified herein, (ii) FOR the approval, on an advisory and non-binding basis, of the compensation of named executive officers; and (iii) FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors and each of them is one of our officers.

Your execution of the enclosed proxy or submitting your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our common stock is traded on the NASDAQ Global Market. With respect to the election of the nominees for director, and to approve an advisory resolution on compensation of named executive officers, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for our 2013 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.”

Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you abstain from voting for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposals to approve, on an advisory and non-binding basis, compensation of named executive officers, and to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Fiscal 2012 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, at the close of business on April 18, 2013, (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 28,160,833 shares of Common Stock issued and outstanding, with one vote per share, held by 99 shareholders of record. We estimate that there were approximately 18,700 beneficial shareholders.

With respect to the election of directors, assuming a quorum is present, the ten candidates receiving the highest number of votes are elected. See “Nomination and Election of Directors.” In December 2011, our Board of Directors adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Since the number of nominees properly nominated for the 2013 Annual Meeting is the same as the number of directors to be elected, the election of directors at the 2013 Annual Meeting is considered an uncontested election. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the 2013 Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within ninety (90) days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to our Company, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board promptly will disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the Securities and Exchange Commission.

To approve, on a non-binding and advisory basis, compensation of named executive officers, and to ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors of our Company shall not be less than seven or more than 13 in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors. Effective December 3, 2012, our Board of Directors increased the size of our Board from nine directors to ten directors and appointed Gregory A. Trojan, our Chief Executive Officer and President, to fill the vacancy created by the increase. All directors (including Mr. Trojan) are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, ten directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees currently serve on our Board of Directors and are all recommended by our Board of Directors for reelection at the Annual Meeting. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The ten nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Shareholders Voting Rights” above.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

We entered into an employment agreement with Mr. Trojan that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment agreement.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Gerald W. Deitchle	Chairman of the Board, retired President and Chief Executive Officer of BJ’s Restaurants, Inc.	61
Gregory A. Trojan	President and Chief Executive Officer of BJ’s Restaurants, Inc.	53
Peter A. Bassi	Retired Chairman of Yum! Restaurants International	63
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	64
James A. Dal Pozzo	Chairman and Chief Executive Officer of The Jacmar Companies	54
Henry Gomez	Executive Vice President and Chief Communications Officer of Hewlett-Packard Company	49
John F. Grundhofer	Retired Chairman, Chief Executive Officer and President of U.S. Bancorp	74
William L. Hyde, Jr.	Chief Executive Officer of Briarwood West Investments LLC	65
J. Roger King	Retired Senior Vice President, Human Resources of PepsiCo, Inc.	72
Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner of LMR Advisors	54

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

GERALD (“JERRY”) W. DEITCHLE has been a member of our Board of Directors since November 2004 and has served as our Chairman of the Board since June 2008. He served as our President from February 2005 until December 2012 and as our Chief Executive Officer from February 2005 until his retirement in February 2013. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants, with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President. Mr. Deitchle currently serves as a consultant to us and as a part-time advisor to privately held restaurant/retail businesses.

•

Director Qualifications:  With eight years of prior experience as our President and Chief Executive Officer and as our Chairman since June 2008, in addition to over 30 years of executive and financial management experience with large, national restaurant and retail companies, both privately-held and publicly-held, the Board believes Mr. Deitchle has the experience necessary to help guide the development of our strategic positioning and expansion plans.

GREGORY A. TROJAN has served as our President and a member of our Board of Directors since December 3, 2012, and as our Chief Executive Officer since February 1, 2013. Prior to joining us, Mr. Trojan was employed by Guitar Center, Inc., a leading retailer of musical instrument products, where he served as President, Chief Executive Officer and Director from November 2010 to November 2012 and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, having served as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as an executive officer and eventually as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career,

Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007. Since March 2010, he has served as a director of Domino’s Pizza, Inc.

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Director Qualifications:  As our current President and Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to lead the development and execution of our strategic positioning and expansion plans.

PETER (“PETE”) A. BASSI has been a member of our Board of Directors since September 2004 and currently serves as our Lead Independent Director. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as “YRI”). YRI is the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, and KFC Restaurants. Mr. Bassi led YRI from June 1997 to 2005. Prior to this assignment, he was in charge of YRI’s Asian business. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company division. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi currently serves as a director for privately held Potbelly Sandwich Works. From 2002 to 2009, Mr. Bassi also served on the board of publicly held The Pep Boys – Manny, Moe & Jack.

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Director Qualifications:  As a former senior executive officer of one of the largest publicly-held restaurant companies in the United States, Mr. Bassi brings uniquely-suited management experience to the Board as well as extensive marketing knowledge and expertise from his almost 40 years in the food and beverage industry. Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the Securities and Exchange Commission. Mr. Bassi also has prior experience as a public company director.

LARRY D. BOUTS has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early-stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

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Director Qualifications:  Mr. Bouts has extensive management and financial experience through his service as a chief executive officer of large consumer-discretionary segment companies, including Six Flags Theme Parks and the International Division of Toys “R” Us. Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

JAMES (“JIM”) A. DAL POZZO has been a member of our Board of Directors since January 2001. Since January 2013, Mr. Dal Pozzo has served as Chairman of the Board and Chief Executive Officer of The Jacmar Companies. Mr. Dal Pozzo served as the President of The Jacmar Companies from 1993 to January 2013, and was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992. Prior to working for the Jacmar Companies, Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo also serves as a Governor of Shawnigan Lake School in Shawnigan Lake, BC. Mr. Dal Pozzo is a certified public accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

•	Director Qualifications: Mr. Dal Pozzo’s experience as the president of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industry. Mr. Dal Pozzo also has experience in risk management in food distribution and supply chain and has also gained significant experience and knowledge of the restaurant industry through his service on the Board. Mr. Dal Pozzo is also a certified public accountant.

HENRY GOMEZ has been a member of our Board of Directors since September 2011. Mr. Gomez has served as the Executive Vice President and Chief Communications Officer of Hewlett-Packard Company (“HP”) since January 2012, where he is responsible for HP’s press and industry analyst relations, executive communications, employee communications, government affairs and global social innovation and sustainability. From 2008 to 2011, Mr. Gomez was the founder and President of HSG Communications, a boutique communications consultancy. From 1999 to 2008, Mr. Gomez served in a number of roles at eBay, Inc., including as eBay’s Senior Vice President for Corporate Communications and President of Skype. Mr. Gomez played a crucial role in building eBay’s brand during the critical years following the company’s initial public offering. From 1993 to 1999, Mr. Gomez served as an executive with Home Box Office (“HBO”), the premium television network, with his last position as Vice President, Corporate Affairs. Mr. Gomez began his business career at the global public relations firm of Hill and Knowlton and has worked on a wide array of public relations and marketing communications challenges in numerous industries during his career.

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Director Qualifications:  Mr. Gomez’s experience in senior-level communications and operating positions with technology-driven and consumer product businesses enables him to bring valuable knowledge to the Board in these sectors. In particular, Mr. Gomez brings extensive experience in addressing issues relating to corporate communication and public relations, corporate strategy, brand development and marketing, organizational structure, governance, transformational change and operational performance improvement.

JOHN (“JACK”) F. GRUNDHOFER has been a member of our Board of Directors since April 2002. Mr. Grundhofer is Chairman Emeritus, a non-elected honorary position, of U.S. Bancorp, one of the largest financial services holding companies in the United States. Mr. Grundhofer retired from U.S. Bancorp in 2002. Prior to his retirement, Mr. Grundhofer served as U.S. Bancorp’s Chairman from 1990 to 1997 and again in 1999. Mr. Grundhofer also served as Chief Executive Officer of U.S. Bancorp from 1990 until February 2001, and served as President of U.S. Bancorp from 1990 until 1999. He reassumed the position of President from August 2000 until the merger of Firstar Corporation and U.S. Bancorp in February 2001. Prior to joining U.S. Bancorp, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank. Mr. Grundhofer is a director of Securian Financial Group (formerly known as Minnesota Life Insurance Company) and World Point Terminals. He also serves on the board of numerous charitable organizations, universities, and advisory boards.

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Director Qualifications:  Mr. Grundhofer has significant management, financial, and risk management knowledge and experience gained from his service as the senior executive officer of U.S. Bancorp, one of the largest financial services holding companies in the United States. He has current and prior experience as a public company director. His leadership experience as an executive of one of the country’s largest financial services companies and his considerable experience in oversight roles as a director provide valuable experience, insight and judgment to the Board. Mr. Grundhofer also qualifies as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

WILLIAM (“BILL”) L. HYDE, JR. has been a member of our Board of Directors since September 2009. Mr. Hyde currently serves as Chief Executive Officer of Briarwood West Investments LLC, a company he formed after his retirement in 2003, to principally focus on the creation and development of higher-end casual dining restaurant concepts. Prior to his retirement, Mr. Hyde held executive positions at various companies in the restaurant industry, with his most recent experience serving as President of Morton’s Restaurant Group from 1994 to 1997 and Chief Executive Officer of Ruth’s Chris Steak House, Inc. from 1997 to 2003. Mr. Hyde currently serves on the Board of the National Restaurant Association and has previously served as the chairman of the National Restaurant Association Education Foundation as well as various other industry and charitable boards including Goodwill Industries, American Institute of Wine and Food, American Beverage Institute and Distinguished Restaurants of North America. In 2002, Mr. Hyde was also appointed to the United States Department of Commerce’s Travel and Tourism Promotion Advisory Board.

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Director Qualifications:  Mr. Hyde has extensive operations and senior management experience through his service as a chief executive officer or president of other national restaurant companies during his 35-year career. Mr. Hyde has extensive restaurant industry background and experience in leading the successful growth of national restaurant concepts.

J. ROGER KING has been a member of our Board of Directors since April 2002. Mr. King spent 29 years in the human resources field at PepsiCo, Inc. During that tenure, he served as Senior Vice President of Human Resources at PepsiCo, Inc., Vice President of Labor Relations at Frito-Lay and Vice President of Human Resources at Pizza Hut. Mr. King also serves on the Board of Trustees of Texas Christian University. In addition, he has served as Chairman of the Employee Relations Committee of The Business Roundtable and Vice Chairman of the Labor Policy Association in Washington, D.C. Mr. King has previously served on the boards of Northeast National Bank in Fort Worth, Texas and the Personnel Group of America Inc.

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Director Qualifications:  Mr. King has extensive management experience through his service as a senior executive officer with PepsiCo, Inc. and its operating divisions. He also has a thorough understanding of human resources issues and employee relations, which has benefited the Board and management in shaping our Company’s culture and compensation practices.

LEA ANNE S. OTTINGER has been a member of our Board of Directors since August 2010. Since 1998, Ms. Ottinger has been the Managing Partner of LMR Advisors where, building upon her career in private equity, she serves as a strategic business consultant with a focus on mergers and acquisitions. Her expertise is with growth-oriented businesses primarily in the consumer/retail sector. From 1990 to 1998, she was a franchise owner and operator of several of The Body Shop™ skin and hair care stores. Ms. Ottinger currently serves on the Board of Directors of Savers, Inc., a privately-held for profit thrift store company with more than 300 locations throughout the United States, Canada and Australia. From June 2004 until its acquisition in March 2010, she also served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States.

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Director Qualifications:  Ms. Ottinger has significant investment and financial expertise from her many years as a principal in private equity and as a strategic business advisor specializing in mergers and acquisitions. She has been involved in the acquisition, sale, advisory role, or operations of over 20 companies, with an emphasis on growth-oriented businesses in the consumer/retail sector. She also has prior experience as a public company director with experience in governance, board oversight, strategic planning, and audit functions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

Determination of Director Independence

In March 2013, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our directors or any members of their immediate family, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors who served as directors for fiscal 2012 or who are nominated for election at the Annual Meeting are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Deitchle, Trojan and Dal Pozzo. Mr. Deitchle is not considered to be independent due to his current service as a consultant to the Company as well as his recent service as our President and Chief Executive Officer. Mr. Trojan is not considered to be independent due to his current service as our President and Chief Executive Officer. Mr. Dal Pozzo is not considered to be independent due to his employment as Chairman and Chief Executive Officer of The Jacmar Companies, which currently provides certain food and supply distribution services to us.

Board Meetings and Board Committees

The Board met five times during fiscal 2012. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total meetings of all committees of the Board on which he or she served that were held during the last fiscal year. At the end of each regularly scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, all directors attended our annual shareholders’ meeting in June 2012. All directors are expected to attend the Annual Meeting this year. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance at meetings of our shareholders, the Board and those committees of which he or she is a member.

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors
Gerald W. Deitchle				Chair
Gregory A. Trojan				X
Peter A. Bassi	X	X		X
Larry D. Bouts	X		X	X
James A. Dal Pozzo				X
Henry Gomez			X	X
John F. Grundhofer	Chair		Chair	X
William L. Hyde, Jr.		X		X
J. Roger King		Chair	X	X
Lea Anne S. Ottinger		X		X

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor. Throughout fiscal 2012, the Audit Committee consisted of Mr. Grundhofer, Mr. Bouts and Mr. Bassi, all of whom are independent directors. Mr. Grundhofer is the Chairman of the Audit Committee. The Audit Committee held seven meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Compensation Committee also determines annual cash incentive bonuses under our Performance Incentive Plan as well as awards under our equity incentive plans, including our 2005 Equity Incentive Plan. Throughout fiscal 2012, the Compensation Committee consisted of Mr. King, Mr. Bassi, Mr. Hyde and Ms. Ottinger. All of the members of the Compensation Committee are independent directors. Mr. King is the Chairman of the Compensation Committee. The Compensation Committee held four meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct which covers all of our directors, officers and management employees and is designed to promote the honest and ethical conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also prepares and supervises the Board’s annual review of directors’ independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee, the Corporate Governance Guidelines, and the Code of Integrity, Ethics and Conduct are available under “Corporate Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Throughout fiscal 2012, the Governance and Nominating Committee consisted of Mr. Grundhofer, Mr. Gomez, Mr. King and Mr. Bouts, all of whom are independent directors. Mr. Grundhofer serves as Chairman of the Committee. The Governance and Nominating Committee conducted its business within the context of regularly scheduled quarterly Board meetings and also held two separate meetings during the last fiscal year.

Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

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the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Board is committed to increasing its diversity going forward through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve, the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in the best interests of the Company and its shareholders.

Corporate Governance Materials Available on Company Website

Information relating to corporate governance at the Company is available in the Corporate Governance section of our website including:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to: Senior Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, CA 92647. Please specify which documents you would like to receive.

CEO Succession Planning

During fiscal 2011, the Board formed a special committee consisting of Messrs. Bassi, Grundhofer, King and Deitchle to identify and consider matters related to longer-term CEO succession planning. The special committee retained an executive search firm to assist in the succession planning process, including the identification and evaluation of potential internal and external CEO candidates. As a result of the efforts of this special committee and Mr. Deitchle’s stated desire to retire from his role as President and CEO, Mr. Trojan was identified and hired as President in December 2012 and appointed CEO in February 2013.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors or one or more specific directors may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific directors intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific directors identified by the shareholder. Our current policy is to send every shareholder’s communication addressed to the Board of Directors or to one or more specific directors to the identified directors.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing our Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing the Company’s risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee and to the full Board on risk management during fiscal 2012. The Audit

Committee, in turn, reported on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing our Company, including operational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting and each standing Board committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure for the Company. In determining the leadership structure, the Board considers the best interests of the shareholders, the Company and specific business needs. From June 2008 until his retirement as Chief Executive Officer in February 2013, Mr. Deitchle served in the combined roles of Chairman and Chief Executive Officer. The Board believes that Mr. Deitchle was best situated to serve as Chairman because he was the director most familiar with our business and industry and therefore most capable of effectively identifying strategic priorities and leading the discussion and execution of our overall strategy. As Chairman and Chief Executive Officer, Mr. Deitchle helped shape the strategy ultimately set by the entire Board and also leveraged his operational experience to balance growth and risk management and to facilitate information flow between management and the Board, all of which are essential to effective corporate governance. We believe the oversight provided by the Board’s independent directors, the work of the Board’s committees previously described and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provided effective oversight of our strategic plans and operations.

Mr. Trojan was appointed as a director and as our President in December 2012 and as Chief Executive Officer in February 2013. In light of Mr. Trojan’s limited tenure as an officer of the Company and the demands of his oversight of the day to day operations of the Company, the Board believes that the separation of the role of Chief Executive Officer and Chairman is appropriate at this time. In particular, it permits Mr. Trojan to focus his full time and attention on the business, the supervision of which has become increasingly complex as we have grown. In addition, the structure permits Mr. Deitchle to direct his attention to broader strategic issues considered by the Board. Moreover, Mr. Deitchle’s extensive experience with the Company makes him particularly well-suited to help the Board perform its oversight functions. The Board may re-evaluate the effectiveness of this structure in the future.

In March 2008, our Board of Directors created the position of Lead Independent Director to chair the Board’s executive sessions of non-employee directors. The Lead Independent Director also reviews and approves the agenda for each full meeting of the Board and performs such other duties as the Board may, from time to time, assign to assist the Board and its various committees in fulfilling their respective responsibilities. Mr. Bassi currently serves as our Lead Independent Director. We believe that maintaining a Lead Independent Director is appropriate in light of the fact that, while Mr. Deitchle is no longer an employee of the Company, as a former officer he is not considered “independent” under applicable NASDAQ rules and, as a result, the Board does not believe it is appropriate for him to lead or participate in executive sessions of the non-employee directors or perform functions typically associated with independent directors.

Director Compensation

All directors who are elected to the Board and who are not employees of the Company or any of its subsidiaries receive compensation for their services. Directors who also are our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our 2005 Equity Incentive Plan, which has been approved by our shareholders, pursuant to which we are authorized to grant shares of our Common Stock and share-based awards to directors. All non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board. See “Director Stock Ownership Guidelines” in this Proxy Statement. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

As a result of the Company’s growth during the past several years in terms of annual revenues and market capitalization, in February 2012, the Compensation Committee undertook a review of director compensation with the assistance of the Aon Hewitt organization, a global human resource consulting firm with significant expertise in compensation analysis and evaluation. Aon Hewitt provided market data on director compensation programs at comparable companies, including companies in the peer group described in the Compensation Discussion and Analysis section of this Proxy Statement. Based on that review, in March 2012 the Board, upon the recommendation of the Compensation Committee, approved the following compensation for non-employee directors effective June 1, 2012:

•	an annual cash retainer of $50,000, payable in quarterly installments;

•	additional annual cash retainers of $10,000 paid in quarterly installments to the Chairpersons of our Audit, Compensation, and Governance and Nominating Committees;

•	an additional annual cash retainer paid to our Lead Independent Director of $15,000, payable in quarterly installments;

•

an annual equity award of $80,000 in fair market value on the date of grant and consisting of one-half in stock options and one-half in restricted stock units (RSUs),which vest ratably over a three-year period from the date of grant; and

•

an initial equity award to a non-employee director upon joining the Board having a total fair market value of $100,000 on the date of grant, consisting of one-half in stock options and one-half in RSUs. This initial option award is granted as of the date of the recipient’s election to the Board if the election date is open for trading under our “blackout” policy for stock trading, or as of the first open trading day after the election date if the election date is not open for trading under our “blackout” policy.

For both the initial and annual equity awards to non-employee directors, the underlying number of option shares is determined using the Black-Scholes option pricing model; the number of RSUs is determined based on the closing market price of our Common Stock on the date of grant; and all equity awards vest in equal annual installments over a three-year period. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2012:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Peter A. Bassi (3) (11)	73,125	40,022	113,147
Larry D. Bouts (4)	45,000	40,022	85,022
James A. Dal Pozzo (5)	45,000	40,022	85,022
Henry Gomez (6)	45,000	40,022	85,022
John F. Grundhofer (7)	62,500	40,022	102,522
William J. Hyde, Jr. (8)	45,000	40,022	85,022
J. Roger King (9) (11)	68,750	40,022	108,772
Lea Anne S. Ottinger (10)	45,000	40,022	85,022

(1)	Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Gerald W. Deitchle, our Chairman and former President and Chief Executive Officer, and Gregory A. Trojan, our current President and Chief Executive Officer, is reflected in the Summary Compensation Table. In 2013, Mr. Deitchle entered into a Consulting Agreement with us, the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

(2)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2012. Instead, these amounts reflect the aggregate grant date fair value of awards granted in fiscal 2012 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2012 grants, refer to Note 1 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended January 1, 2013, as filed with the SEC.

(3)	Aggregate number of option awards outstanding held by Mr. Bassi at January 1, 2013 is 36,581.

(4)	Aggregate number of option awards outstanding held by Mr. Bouts at January 1, 2013 is 49,945.

(5)	Aggregate number of option awards outstanding held by Mr. Dal Pozzo at January 1, 2013 is 52,350.

(6)	Aggregate number of option awards outstanding held by Mr. Gomez at January 1, 2013 is 27,483.

(7)	Aggregate number of option awards outstanding held by Mr. Grundhofer at January 1, 2013 is 21,944.

(8)	Aggregate number of option awards outstanding held by Mr. Hyde at January 1, 2013 is 22,968.

(9)	Aggregate number of option awards outstanding held by Mr. King at January 1, 2013 is 36,581.

(10)	Aggregate number of option awards outstanding held by Ms. Ottinger at January 1, 2013 is 28,651.

(11)	Includes $15,000 of fees paid to each of Mr. Bassi and Mr. King for their service to the Board in connection with oversight of the Company’s executive succession planning process.

Director Stock Ownership Guidelines

Effective January 3, 2007, the Board resolved that all non-employee directors are required to hold shares of our Common Stock with a value equal to four times the amount of the annual base cash retainer paid to non-employee directors, calculated using the most current year annual cash retainer adopted by the Board (currently $200,000). All non-employee directors are required to achieve these guidelines within four years of joining the Board. Shares that count towards satisfaction of these guidelines include:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Stock obtained from the vesting of restricted stock units;

•	Deferred stock units; and

•	Stock beneficially owned in a trust, by spouse and/or minor children.

Mr. Bouts, Mr. Bassi, Mr. Dal Pozzo, Mr. Deitchle, Mr. Grundhofer, and Mr. King all currently comply with our director stock ownership guidelines. Since Mr. Hyde joined the Board in September 2009, Ms. Ottinger joined the Board in August 2010 and Mr. Gomez joined the Board in September 2011, each has additional time to comply with our ownership guidelines.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, all members of the Audit Committee have been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees our financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditor for fiscal year 2012. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. E&Y, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal year 2012 with management and E&Y. Management and E&Y have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed and discussed our audited financial statements with management and with E&Y;

•	reviewed with E&Y their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2012;

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Board in Rule 3200T;

•

received from E&Y written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with E&Y, the independent auditors’ independence; and

•	discussed with E&Y the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended January 1, 2013, for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed Ernst & Young LLP as our independent auditor for fiscal year 2013.

The Audit Committee

John F. Grundhofer, Chairman	Larry D. Bouts	Peter A. Bassi

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 2 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for advisory approval of the Company’s compensation of named executive officers. Pursuant to an advisory vote at our 2011 Annual Meeting, our shareholders elected to hold such votes on an annual basis, and the Company intends to include an advisory shareholder vote on compensation of named executive officers in its proxy materials every year until the next shareholder vote on the frequency of the advisory vote to approve compensation of named executive officers. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to our Company’s performance, and build long-term value for our shareholders. The key objectives of our executive compensation program, as described in the Compensation Discussion and Analysis, are:

Objective	How Our Compensation of Named Executive Officers Program Achieves This Objective
Pay For Performance

•Aligning named executive officers’ compensation with short-term and long-term Company and individual performance

•Setting a significant portion of each named executive officer’s targeted total direct compensation to be in the form of variable compensation tied to our Company’s overall performance

Attract And Retain Top Talent

•Targeting total direct compensation between the 50th and 60th percentile range among companies with which we compete for executive talent

•Competing effectively for the highest quality people who will determine our long-term success

Align Executive Compensation With Shareholders

•Providing equity compensation in alignment with long-term Company performance

•Establishing a significant portion of each named executive officer’s indirect compensation to be based on achieving long-term shareholder value

We urge shareholders to read the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 30 through 34, provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success. In summary, our compensation is designed to reward executives when the Company achieves strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers for fiscal 2012 is reflective of and consistent with that intent.

This “say-on-pay” proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

This “say-on-pay” vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 3 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as our independent auditor for the fiscal year ending January 1, 2013 (fiscal 2012), and the Board is recommending shareholders ratify that appointment at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries and does not have, and has not had at any time, any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither the Company nor any of our officers or directors has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of an independent registered public accounting firm for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 1, 2013 (fiscal 2012) and January 3, 2012 (fiscal 2011) by our independent auditor, Ernst & Young LLP:

	2012	2011
Audit Fees (1)	$380,000	$375,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	$1,995	—

(1)	These amounts represent fees of Ernst & Young LLP for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the fees for fiscal 2012 and 2011 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date by: (a) each of our directors, (b) each executive officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned (1)
Name and Address (2)	Number of Shares (3)		Percentage of Class (3)

The Jacmar Companies	3,147,666	(4)	11.18%

c/o The Jacmar Company 2200 W. Valley Boulevard Alhambra, CA 91803 Attention: James Dal Pozzo

T. Rowe Price Associates, Inc.	4,217,193	(5)	14.98%

100 E. Pratt Street Baltimore, MD 21202

BlackRock, Inc.	1,865,542	(6)	6.62%

40 East 52nd Street New York, NY 10022

Eagle Asset Management, Inc.	1,838,859	(7)	6.53%

880 Carillon Parkway St. Petersburg, FL 33716

Baron Capital Group, Inc.	1,750,000	(8)	6.21%

767 Fifth Ave., 49th Floor New York, NY 10153

The Vanguard Group	1,492,989	(9)	5.30%

100 Vanguard Boulevard Malvern, PA 19335

Gerald W. Deitchle	722,161	(10)	2.50%

James A. Dal Pozzo	3,198,696	(11)	11.34%

John F. Grundhofer	64,452	(12)	*

J. Roger King	57,487	(13)	*

Larry D. Bouts	112,301	(14)	*

Peter A. Bassi	48,937	(15)	*

William J. Hyde, Jr.	24,824	(16)	*

Lea Anne S. Ottinger	27,807	(17)	*

Henry Gomez	13,328	(18)	*

Gregory A. Trojan	—	(19)	*

Gregory S. Levin	112,941	(20)	*

Gregory S. Lynds	16,319	(21)	*

Wayne L. Jones	42,060	(22)	*

All directors and executive officers as a group (19 persons)	4,774,465	(23)	16.23%

*	Less than 1%

(1)	The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)	Percent of class is based on the number of shares issued and outstanding (28,160,833) on the Record Date (April 18, 2013). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)	Consists of 1,678,519 shares held of record by The Jacmar Companies, 1,138,321 shares held by the William Tilley Trust, 15,000 shares held by the William Tilley SEP IRA, 25,400 shares held by The William Tilley Family Foundation and 290,426 shares held by Tilley family members and affiliates. The Jacmar Companies are controlled by the William Tilley Trust with James A. Dal Pozzo and Greg Snyder as Trustees. The William Tilley Family Trust address is the same as that of the Jacmar Companies. See “Certain Relationships and Related Transactions.”

(5)	Based solely on a Schedule 13G filed on February 7, 2013, it is our belief that T. Rowe Price, Inc. beneficially owned the number of shares indicated as of December 31, 2012, as a result of acting as investment adviser to certain of its clients.

(6)	Based solely on a Schedule 13G filed on February 6, 2013, it is our belief that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2012.

(7)	Based solely on a Schedule 13G filed on January 29, 2013, it is our belief that Eagle Asset Management, Inc. beneficially owned the number of shares indicated as of December 31, 2012.

(8)	Based solely on a Schedule 13G filed on February 14, 2013, it is our belief that Baron Capital Group, Inc. beneficially owned the number of shares indicated as of December 31, 2012.

(9)	Based solely on a Schedule 13G filed on February 13, 2013, it is our belief that The Vanguard Group beneficially owned the number of shares indicated as of December 31, 2012.

(10)	Consists of 3,757 shares of Common Stock of which Mr. Deitchle is the beneficial owner, 36,453 shares of Common Stock held of record by the Deitchle Family Trust, 8,000 shares of Common Stock held in Mr. Deitchle’s IRA and 673,951 shares of Common Stock purchasable upon exercise of options.

(11)	Consists of 1,678,519 shares held of record by The Jacmar Companies, 16,324 shares held by Mr. Dal Pozzo, 25,400 shares held by The William Tilley Family Foundation (of which Mr. Dal Pozzo is Secretary and a Director), 1,428,747 shares held by various Tilley family trusts (of which Mr. Dal Pozzo is co-trustee), including 1,138,321 held by the William Tilley Trust, and 49,706 shares of Common Stock purchasable upon exercise of options. Mr. Dal Pozzo is an executive officer and director of The Jacmar Companies. See “Certain Relationships and Related Transactions.” The shares held of record by The Jacmar Companies have been pledged by Jacmar to secure certain of Jacmar’s financing arrangements.

(12)	Consists of 45,152 shares of Common Stock of which Mr. Grundhofer is the beneficial owner and 19,300 shares of Common Stock purchasable upon exercise of options.

(13)	Consists of 23,550 shares of Common Stock of which Mr. King is the beneficial owner and 33,937 shares of Common Stock purchasable upon exercise of options.

(14)	Consists of 65,000 shares of Common Stock of which Mr. Bouts is the beneficial owner and 47,301 shares of Common Stock purchasable upon exercise of options.

(15)	Consists of 15,000 shares of Common Stock of which Mr. Bassi is the beneficial owner and 33,937 shares of Common Stock purchasable upon exercise of options.

(16)	Consists of 4,500 shares of Common Stock of which Mr. Hyde is the beneficial owner and 20,324 shares of Common Stock purchasable upon exercise of options.

(17)	Consists of 1,800 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 26,007 shares of Common Stock purchasable upon exercise of options.

(18)	Consists of 13,328 shares of Common Stock purchasable upon exercise of options.

(19)	Mr. Trojan joined the Company in December 2012 and owns no shares of our Common Stock and has no options that are exercisable within 60 days of the Record Date.

(20)	Consists of 20,945 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 91,996 shares of Common Stock.

(21)	Consists of 5,185 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 11,134 shares of Common Stock.

(22)	Consists of 422 shares of Common Stock of which Mr. Jones is the beneficial owner and options exercisable for up to 41,638 shares of Common Stock.

(23)	Includes 1,276,111 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee of the Board has the responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”) and outside directors as defined under Section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee reviews the performance of our officers and key employees and reports to the Board of Directors. In such capacity, the Compensation Committee administers our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees. The Compensation Committee also makes recommendations regarding annual cash bonuses under our Performance Incentive Plan and equity awards to executive officers and other employees pursuant to our equity compensation plans, including our 2005 Equity Incentive Plan.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to retain and terminate independent, third party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. In accordance with the authority granted to the Compensation Committee under its charter, the Committee engaged Aon Hewitt as an independent outside compensation consultant during fiscal 2012 to advise the Committee regarding matters related to outside director compensation benchmarking and peer group analysis. In addition, in December 2011, the Compensation Committee engaged Aon Hewitt to help evaluate executive compensation benchmarking and peer group analysis for our fiscal 2012 executive compensation.

All of the fees paid to Aon Hewitt during 2012 were in connection with the firm’s work on director or executive compensation matters on behalf of the Compensation Committee. Aon Hewitt was retained pursuant to an engagement letter, and the Compensation Committee has determined that Aon Hewitt’s services in this regard does not give rise to any conflict of interest, and considers the firm to have sufficient independence from our Company and our executive officers to allow it to offer objective advice.

Four independent directors, J. Roger King, Peter A. Bassi, William L. Hyde, Jr. and Lea Anne Ottinger, currently serve on the Compensation Committee. Mr. King is the Chairman of the Compensation Committee. Each member of the Compensation Committee meets the independence requirements specified by the applicable rules of the SEC and the NASDAQ and by Section 162(m) of the Code, as determined annually by the Board. The Chairman of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Named Executive Officers

The named executive officers held the following positions with us as of the Record Date:

Name	Position
Gerald W. Deitchle (1)	Chairman of the Board
Gregory A. Trojan (2)	Director, Chief Executive Officer and President
Gregory S. Levin	Executive Vice President, Chief Financial Officer and Secretary
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Wayne L. Jones	Executive Vice President and Chief Restaurant Operations Officer

(1)	Mr. Deitchle retired as President effective December 3, 2012, and as Chief Executive Officer as of February 1, 2013.

(2)	Mr. Trojan was appointed President effective December 3, 2012, and Chief Executive Officer as of February 1, 2013.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final decisions regarding the compensation of all executive officers, including base salaries and cash-based and equity-based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of all other executive officers. This annual review is based on the individual performance objectives established annually for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual review, including proposed base salary adjustments, annual cash incentive awards under the Company’s Performance Incentive Plan and annual equity awards are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards. The Compensation Committee annually reviews the performance of the Chief Executive Officer.

Overview of Compensation Philosophy and Program

The Compensation Committee’s philosophy is that executive compensation should be closely aligned with our performance on both a short-term and a long-term basis. In addition, compensation should be designed to assist us in attracting and retaining management personnel that are critical to our long-term success. To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive payments, which are dependent on our annual consolidated financial performance and, for officer-level executives, their individual performance; and

•

long-term incentive compensation in the form of stock options, restricted stock units or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

The Compensation Committee considers a variety of factors when it establishes the amount of total compensation to award to executive officers each year. Among these factors are:

•	the amount of total compensation paid to our executives compared to amounts paid to similar executives at targeted peer group companies both for the prior year and over a multi-year period;

•	the value of equity-based compensation awarded in prior years;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally and within the restaurant industry.

Determining Executive Compensation

We have structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in December of each year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to finalize the most recently completed fiscal year’s annual incentive calculations for executives and other applicable employees.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive payments and equity awards for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee periodically uses independent human resource and compensation consultants and compares executive compensation levels and practices for executives holding comparable positions at targeted comparator group companies to aid the Compensation Committee in setting compensation at competitive levels.

Generally, the Compensation Committee’s philosophy is to target annual cash compensation (base pay) for executives at approximately the 40th to 50th percentile of the comparator group and total compensation (base pay and annual cash incentive bonus) between the 50th and 60th percentile of the comparator group. The Compensation Committee believes that targeting total compensation between the 50th and 60th percentile enables us to remain competitive with our peers in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and the executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives and their overall leadership qualities, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to the Company’s growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

The basic compensation arrangements for Mr. Deitchle for 2012 and Mr. Trojan for 2013 were established under employment agreements approved by the Compensation Committee and the Board of Directors and are described in the section entitled “Compensation of the Chief Executive Officer” in this Proxy Statement.

The Compensation Committee has periodically used different independent, third party compensation consultants to aid in benchmarking our executive compensation and peer group analysis. In December 2011, the Compensation Committee engaged the Aon Hewitt organization, a global human resource consulting firm with significant expertise in compensation analysis and evaluation, to help evaluate executive compensation benchmarking and peer group analysis for our fiscal 2012 executive compensation. The 17 comparable companies selected by Aon Hewitt in their benchmarking survey were as follows:

Benihana Inc.	Morton’s Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc.	O’Charley’s Inc.
Buffalo Wild Wings, Inc.	Peet’s Coffee & Tea, Inc.
California Pizza Kitchen, Inc.	P.F. Chang’s China Bistro, Inc.
CEC Entertainment, Inc.	Red Robin Gourmet Burgers, Inc.
The Cheesecake Factory Incorporated	Ruth’s Hospitality Group, Inc. (Ruth’s Chris Steakhouse)
Chipotle Mexican Grill, Inc.	Ruby Tuesday, Inc.
DineEquity, Inc. (Applebee’s & IHOP)	Texas Roadhouse, Inc.
McCormick & Schmick’s Seafood Restaurants, Inc.

The Compensation Committee believes that the above peer group represented an appropriate cross-section of companies for which we compete for talent or which are similar to us in size, market capitalization, growth rate and industry. For example, California Pizza Kitchen, Cheesecake Factory and Dine Equity are Southern California-based restaurant companies and, therefore, compete directly with us for executive talent, while the other companies listed are similar in size from an annual revenue or market capitalization perspective, or are considered high-growth restaurant concepts in which we compete for talent. Since our management team, as well as the institutional investment community, generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that setting compensation by reference to that same group would allow for the most meaningful comparisons of our actual performance against our peers and, therefore, would enable the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value.

A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee gathers and reviews data from the independent compensation consulting firms as well as relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of our performance or the individual’s performance, depending on the type of award, compared to established goals.

Based on the fiscal 2011 compensation study prepared by Aon Hewitt, 2012 total annual cash compensation (base salary and annual incentive compensation) and total direct compensation (total annual cash compensation and long-term incentive compensation) for the named executive officers as a group approximated the range for our peer group companies. The base salaries, as well as the annual and long-term incentive compensation, for our named executive officers taken as a group and individually, were between the 25th and 75th percentiles of the target compensation ranges for our peer group companies. The Compensation Committee did not retain an independent compensation consulting firm to advise it in 2012 with respect to the determination of executive compensation for fiscal 2013 as the Compensation Committee does not believe that executive compensation standards for the restaurant industry changed significantly from those described in the compensation study prepared by Aon Hewitt in 2011. Accordingly, the Compensation Committee believes that the base salaries, as well as the annual and long-term incentive compensation, for our named executive officers taken as a group and individually, were between the 25th and 75th percentiles of the target compensation ranges for our peer group companies for fiscal 2012.

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say-on-pay”). At our Annual Meeting of Shareholders held in June 2012, a substantial majority of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not change its approach in fiscal 2012 or in establishing executive compensation for 2013. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory “say-on-pay” votes when making future compensation decisions for named executive officers.

Elements of Executive Compensation

Base Salary.  Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive in question and other similarly situated executives, and the comparative group companies’ base salary levels. For fiscal 2013, the Compensation Committee elected to provide its executive officers with modest increases in their base salaries over the amounts paid in fiscal 2012 to maintain the competitiveness of their total compensation.

Annual Incentive Bonus.  Each executive officer participates in our annual Performance Incentive Plan (“PIP”). At our 2011Annual Meeting, our shareholders voted to approve the material terms of the PIP which were not materially modified in 2012. Under the PIP, the annual incentive opportunity is generally determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP. For fiscal 2012, the principal objective performance measure used by the Compensation Committee for the purposes of the PIP was our Consolidated Income from Operations for the fiscal year, as reflected on our Consolidated Statements of Income. The Compensation Committee believes that this metric provides a definitive target that is largely within management’s ability to influence and control.

The fiscal 2012 PIP remained substantially unchanged from the fiscal 2011 PIP. Under the fiscal 2012 PIP, 67% of the executives’ incentive opportunity (other than for the Chief Executive Officer – see “Compensation of the Chief Executive Officer”) was based on the degree of achievement of our Consolidated Income from Operations target. The remaining 33% of the incentive opportunity was based on each executive’s achievement of certain agreed-upon individual performance objectives. For example, if the executive’s base salary was $100,000 and his/her total incentive opportunity was 25% of base salary (or $25,000), then 67% of the $25,000 total opportunity (or $16,750) would be driven by the degree of achievement of the Consolidated Income from Operations target, and 33% of the $25,000 total opportunity (or $8,250) would be driven by the degree of achievement of individual performance objectives. The specific individual performance objectives established for each executive officer take into account the degree that each officer completed his or her agreed-upon key initiatives for the year, as well as each officer’s overall leadership and effectiveness.

The fiscal 2012 PIP also provided for a sliding scale, starting with a required minimum performance threshold of achieving at least 80% of targeted Consolidated Income from Operations. If 80% of the target is achieved, then 50% of the incentive award attributable to this component of the annual incentive opportunity is earned. If 100% of the target is achieved, then 100% of the incentive award attributable to this component of the annual incentive opportunity is earned. If 120% of the target is achieved, which is the maximum percentage contemplated, then 150% of the incentive award attributable to this component of the annual incentive opportunity is earned, which is also the maximum percentage contemplated. The fiscal 2012 PIP provided for a maximum percentage at the 120% target achievement level to discourage any actions or decisions that might benefit short-term performance to the detriment of our longer-term competitiveness. Our targeted Consolidated Income from Operations for fiscal 2012 for PIP purposes was $55.8 million.

In addition, the Compensation Committee may require that a PIP participant repay to the Company certain previously paid compensation in accordance with the Clawback Policy. The PIP contains a “clawback” provision whereby the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a PIP participant and (iii) effect any other right of recoupment of equity or other compensation provided under the PIP or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of grant for a particular target award.

Our total revenues increased by approximately 14% to $708.3 million in 2012, and our Consolidated Income from Operations, adjusted for non-recurring expenses including legal settlements, certain expenses related to our CEO transition, a California sales tax audit reserve and loss on disposal of assets that were deemed excludable for PIP purposes by the Compensation Committee, was approximately $45.6 million or approximately 82% of the $55.8 million target. Accordingly, the incentive award percentage amount attributable to this component of the fiscal 2012 PIP was 52%, which was considerably less than the 150% paid out in fiscal 2011.

The remaining 33% of the fiscal 2012 PIP was based on individual performance goals, except for Mr. Deitchle, whose entire fiscal 2012 incentive bonus was based on our Consolidated Income from Operations amount because he is deemed responsible and accountable for the financial performance of the entire Company. We believe individual goals for certain executives are appropriate primarily to drive performance against key corporate initiatives. These individual goals are determined annually in conjunction with our business plan and are presented to the Compensation Committee and Board of Directors at our annual strategic planning meeting. For fiscal 2012, we had nine categories of key initiatives in which individual performance goals were established. These nine key initiatives were as follows:

•	Building sales through improved four wall productivity;
•	Building sales through more effective merchandising and marketing;
•	Elevating our hospitality and service;
•	Elevating our food and beer offerings;
•	Increasing facility capacity and productivity;
•	Developing stronger and deeper talent at all levels;
•	Maximizing the discretionary effort from engaged team members;
•	Further transitioning and optimizing our brewing operations; and
•	Further minimizing the risks and improving communications/support.

At the end of fiscal 2012, the Compensation Committee, with the input from the Chief Executive Officer, reviewed the individual performance goals of the respective executive officers, determined which performance goals were achieved, and determined the resulting fiscal 2012 PIP incentive earned for this component.

For fiscal 2012, the annual incentive opportunity earned by each executive officer (excluding Mr. Trojan, who was not eligible to participate in the fiscal 2012 PIP, and Mr. Deitchle) ranged between 65% and 67% of each officer’s target bonus. The table below shows the fiscal 2012 target annual incentive bonus for each named executive officer as compared to the actual fiscal 2012 bonus payout.

Fiscal 2012 Annual Incentive Bonus Plan Target Bonus vs. Actual Payout

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)
Gerald W. Deitchle	80%	52%
Gregory A. Trojan (1)	—	—
Gregory S. Levin	60%	65%
Gregory S. Lynds	60%	65%
Wayne L. Jones	60%	67%

(1)	Mr. Trojan’s employment began on December 3, 2012 and, as a result, he was not eligible to participate in the fiscal 2012 PIP.

In December 2012, the Compensation Committee approved the fiscal 2013 PIP. The basic terms, conditions, structure and percentage metrics of the fiscal 2013 PIP are substantially the same as that for fiscal 2012.

Long-Term Equity Compensation.  We design our long-term incentive compensation to drive long-term company performance, to align the interests of our executives with those of our shareholders and to retain executives through long-term vesting and wealth accumulation. In fiscal 2012, long-term incentive compensation took the form of stock option and restricted stock unit awards for executive officers based on prior year’s performance and based on a specific economic value as determined by the Compensation Committee. In the past, the Compensation Committee has varied the portion of long-term equity compensation awards made in the form of stock options and restricted stock units. As such, the current allocation may change in the future or may change for specific circumstances involving a given executive. The amount of annual equity awards granted to executive officers is based on a target economic value, which is generally set between the 40th and 75th percentile of comparator group companies for comparable positions (where such information is available). However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate based on factors such as our prior year performance and individual executive performance.

Additionally, all of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operations, area vice presidents and certain brewery operations positions are eligible to receive equity awards in accordance with our 2005 Equity Incentive Plan. This grant of equity awards to our restaurant and brewery field operations teams is designed to increase employee retention and to promote long-term wealth building based on ownership of our equity.

Stock Options.  In determining the size of annual stock option grants to executive officers, the Compensation Committee bases its determinations and recommendations to the Board of Directors on such considerations as the value of total direct compensation for comparable positions in comparative group companies, company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share awards attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2012 were granted as non-qualified stock options with an exercise price equal to the closing price of our Common Stock on the date of grant (except for annual stock option grants which utilize the average closing price of our Common Stock for the last five trading days of the fiscal year). Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Stock options granted to our executive officers generally vest in five equal annual installments. Because employees will only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of our Common Stock.

Restricted Stock and Restricted Stock Units (“RSUs”).  Restricted stock awards differ from stock options in that the primary purpose of restricted stock awards is to provide a component of equity-based compensation that, unlike stock options, has a measurable value to recipients immediately upon their vesting, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant, based on the number of vesting RSUs and the fair market value of our share price at the time of vesting. RSUs granted to our executive officers generally vest in five equal annual installments.

The Compensation Committee believes that restricted stock and restricted stock unit awards may also be effective in attracting, motivating and retaining high quality management talent for all levels of our organization. All of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operation and certain brewery operations positions are eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan and equity awards under this program have been in the form of RSUs. This program is a long-term wealth building program that is dependent on the participant’s extended service with us in their respective positions and their achievement of certain agreed upon performance objectives during that service period (generally 5 years). We also believe our grants of RSUs will assist certain key employees with their retirement planning through the potential wealth accumulation benefits of these grants.

Executive Benefit and Perquisites.  Pursuant to his employment agreement, in 2012 Mr. Deitchle was entitled to certain benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, use of a company automobile or automobile allowance and the right to participate in our customary executive benefit plans. Mr. Trojan is entitled to the same benefits pursuant to the terms of his employment agreement. Other executive officers are entitled to receive customary automobile allowances and the right to participate in our customary family health insurance plans and executive benefit plans.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates.  Annual equity grants are presented and approved at the meeting of the Compensation Committee held in early December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for all employees, including executive officers, is the first business day of the new fiscal year and the exercise price for the annual stock option grants is determined using the average of the closing price of our Common Stock for the last five trading days of the fiscal year.

For annual grants of restricted stock units, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares is thereafter determined by dividing the dollar amount approved by the Compensation Committee by the average of the closing market price of our Common Stock for the last five trading days of the fiscal year.

New Hire Grant Dates.  All equity award grants to certain newly-hired employees are approved by the Compensation Committee prior to the new employee’s first day of employment. These grants occur on the first day of employment as stated in the offer letters for new employees, unless the first day of employment for a new company officer is during one of our stock trading “black-out” periods, in which case the grants occur on the first trading day subsequent to the end of our “black-out” period. The exercise price is always the closing price of our Common Stock on the date of grant. Options granted to new employees generally vest ratably over five years. Beginning in 2008, we also began issuing restricted stock units to certain newly-hired employees. The number of restricted stock units granted to our new employees is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant. These restricted stock units generally vest at 20% per year or in five equal annual installments.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”).  All of our restaurant general managers, executive kitchen managers, regional kitchen operations managers, directors of operations and certain brewery-related positions became eligible for the Gold Standard Stock Ownership Program under our 2005 Equity Incentive Plan. Previously, new participants received their grants on the first day of each month subsequent to their acceptance into the program in accordance with the GSSOP documentation. Beginning in fiscal 2012, we changed the grant date for new GSSOP participants to the first day of each new quarter subsequent to their acceptance into the program for ease of administration. The number of RSUs granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the closing market price of our Common Stock on the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant. Additionally, participants who have completed the first five years of service under the original Gold Standard Stock Ownership Program with the Company may be eligible to participate in the GSSOP program for a second time (“GSSOP II”) depending on their current position. Participants eligible for the GSSOP II have the option to choose the fair market value of their award entirely in RSUs or allocated one-half to RSUs and one-half to stock options. All awards under the GSSOP II vest 33% on the third anniversary from the date of grant and 67% after five years from the date of grant. New participants in the GSSOP II receive their grants on the first day of each new quarter subsequent to their acceptance into the program.

All Other Grants.  Our general practice is to issue equity grants annually or upon new employment as described above. In those instances when equity awards occur during the year due to employee promotions or other factors, the equity awards are approved in advance by the Compensation Committee and a future grant date is selected by the Compensation Committee. The exercise price for such awards will always be based on the closing price of our Common Stock on the date of grant.

Special Grants.  In December 2012, the Compensation Committee and the Board approved special equity award grants to certain of our executive officers (other than Mr. Deitchle and Mr. Trojan) as a retention award in connection with our CEO transition. These awards were in the form of stock options and RSU’s and were intended to provide an enhanced incentive to facilitate the continued service of each respective executive.

Compensation of Gerald W. Deitchle

Gerald (“Jerry”) W. Deitchle served as our Chief Executive Officer for all of 2012. On April 6, 2010, we entered into a new employment agreement with Mr. Deitchle that replaced his prior employment agreement and was deemed to commence on December 30, 2009. This employment agreement expired on January 4, 2013, but was extended until Mr. Deitchle’s retirement in February 1, 2013, in order to assist in the transition of Chief Executive Officer responsibilities to Gregory A. Trojan. The terms and conditions of Mr. Deitchle’s employment agreement as in effect for 2012 are presented below:

Base Salary.  $500,000, subject to a minimum annual increase based on increases in the Consumer Price Index and otherwise at the discretion of the Compensation Committee. In October 2010 and December 2011, the Compensation Committee engaged Aon Hewitt to evaluate the Company’s executive compensation and benchmarking. Based on the analysis provided by Aon Hewitt and in recognition of the performance of the Company, Mr. Deitchle’s annual base salary was increased to $550,000 for fiscal 2011. For fiscal 2012, the Compensation Committee elected to increase Mr. Deitchle’s annual base salary to $600,000, in recognition of the continued outstanding performance of the Company and based on Aon Hewitt’s executive compensation benchmarking and peer group analysis for 2011.

Bonus Opportunity.  Annual bonus opportunity was targeted at no less than 80% of his base salary. Actual bonuses were determined by the Board of Directors based upon performance criteria established by the Compensation Committee after consultation with Mr. Deitchle.

Additional Benefits.  Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, coverage under our group health insurance plan and the right to participate in our other executive benefit plans.

Option Grant.  On December 30, 2009, Mr. Deitchle was granted an option under the 2005 Plan to acquire 232,702 shares of our Common Stock at an exercise price of $18.86 per share, which was the fair market value of our Common Stock on that date. Mr. Deitchle did not receive any new equity award subsequent to this grant. The options subject to this grant have vested in full and expire on the tenth yearly anniversary of the date of grant.

Retirement Benefit.  Mr. Deitchle will receive a retirement benefit of $125,000 per year for a period of five years following his separation of service (February 1, 2013) from us as our Chief Executive Officer. Mr. Deitchle and his spouse are also entitled to receive certain post-retirement group health insurance benefits during the five-year period.

For fiscal 2012, we achieved 82% of our targeted Consolidated Income from Operations amount and accordingly, Mr. Deitchle received his annual incentive bonus based on the terms and calculation in accordance with his employment agreement and the fiscal 2012 PIP.

In February 2013, Mr. Deitchle entered into a Consulting Agreement with us which is described in “Certain Relationships and Related Party Transactions” in this Proxy Statement.

Compensation of Gregory A. Trojan

On October 28, 2012, we entered into an employment agreement with Gregory A. Trojan pursuant to which he was retained as our President and Chief Executive Officer. Mr. Trojan’s employment as President commenced on December 3, 2012 and he became our Chief Executive Officer effective February 1, 2013. The terms of Mr. Trojan’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Trojan and his advisors. The Compensation Committee believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Trojan’s experience and skill set. The terms and conditions of Mr. Trojan’s employment agreement are presented below:

Term.  Effective as of December 3, 2012, and terminating December 31, 2017 (unless earlier terminated in accordance with the terms of the employment agreement). Automatic renewals for additional one year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary.  $850,000 subject to increase at the discretion of the Compensation Committee.

Special Bonus.  A special signing bonus in the amount of $350,000.

Bonus Opportunity.  Annual bonus opportunity targeted at no less than 80% of Mr. Trojan’s base salary. Actual bonuses to be determined by the Board of Directors based upon performance criteria established by the Compensation Committee after consultation with Mr. Trojan.

Additional Benefits.  Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, the right to participate in family group health insurance and in the other benefit plans made available to the Company’s executive officers. In addition, the Company agreed to pay up to $20,000 of Mr. Trojan’s legal fees incurred in connection with negotiation and documentation of the Employment Agreement.

Equity Grant.  On December 3, 2012, Mr. Trojan received an equity award under the Company’s 2005 Equity Incentive Plan having an aggregate grant date value of $3,750,000 and consisting of non-qualified stock options and restricted stock units. The stock options and restricted stock units vest in five equal annual installments of 20% commencing on the first yearly anniversary of Mr. Trojan’s start date and ending on the fifth yearly anniversary. The options expire on the earliest of (i) the tenth yearly anniversary of the date of grant, (ii) 12 months following any termination of Mr. Trojan without “Cause” (as defined in the Employment Agreement), resignation for “Good Reason” (as defined in the Employment Agreement), or termination as a result of the death or disability of Mr. Trojan, (iii) 90 days following Mr. Trojan’s resignation without Good Reason, or (iv) the date of any termination for Cause. If, prior to December 3, 2013, Mr. Trojan’s employment is terminated without Cause or by Mr. Trojan for Good Reason, the stock options and restricted stock unit awards shall automatically vest so that 20% of the total award is vested as of the termination date.

Termination; Severance.  We may terminate Mr. Trojan’s employment at any time. If Mr. Trojan is terminated for any reason (other than for Good Reason) or if Mr. Trojan dies or becomes disabled, he (or his estate) will be entitled to receive the following (the “Base Termination Payments”): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law, our plans, contracts or arrangements.

In the event of termination without Cause or by Mr. Trojan for Good Reason, in addition to the Base Termination Payments, Mr. Trojan shall be entitled to receive the following: (i) any earned but unpaid bonus for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 100% of his then current base salary; provided, however, that if the termination occurs prior to December 3, 2014, the lump sum cash payment shall equal 200% of his then current base salary.

Board Seat.  We have agreed to take all reasonable action to cause Mr. Trojan to be appointed or elected to the Board during the term of the Employment Agreement.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2012, Mr. King, Mr. Bassi, Mr. Hyde and Ms. Ottinger served on the Compensation Committee. No member of the Compensation Committee who served during fiscal 2012 has ever been an officer or employee of the Company, a former officer of the Company or any of its subsidiaries or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2012.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Compensation Committee and the Board of Directors have reviewed information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and our change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive were presented to and reviewed by the Compensation Committee.

Tax and Accounting Implications

Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve the deductibility of annual incentive and long-term performance awards. Although the Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Code, at our 2011 Annual Meeting of Shareholders, we received shareholder approval of the material terms of the performance goals of our Performance Incentive Plan so cash incentive bonuses paid under that plan will be tax-deductible and qualify under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

J. Roger King, Chairman	Peter A. Bassi	William L. Hyde, Jr.	Lea Anne S. Ottinger

2012 Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended January 1, 2013, of our current Chief Executive Officer, our former Chief Executive Officer, our current Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as of January 1, 2013, and whose salary and bonus compensation for the year ended January 1, 2013, was at least $100,000.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)*	Option Awards ($)(3)*	All Other Compensation ($)		Total ($)
Gerald W. Deitchle	2012	600,000	249,600	—	—	18,526	(4)	868,126
Chairman of the Board and former	2011	550,000	660,000	—	—	15,810	(4)	1,225,810
President and Chief Executive Officer	2010	500,000	487,500	—	1,507,101	15,810	(4)	2,510,411

Gregory A. Trojan(5)	2012	65,385	350,000	999,999	2,748,655	905	(6)	4,164,944
President and Chief Executive Officer	2011	—	—	—	—	—		—
	2010	—	—	—	—	—		—

Gregory S. Levin	2012	367,500	144,348	45,479	43,431	12,908	(7)	613,666
Executive Vice President, Chief	2011	350,000	278,618	43,679	44,047	12,810	(7)	729,154
Financial Officer and Secretary	2010	325,000	192,058	—	85,400	12,810	(7)	615,268

Gregory S. Lynds	2012	341,500	132,310	45,479	43,431	9,308	(8)	572,028
Executive Vice President and	2011	325,000	256,335	43,679	44,047	9,210	(8)	678,271
Chief Development Officer	2010	300,000	180,225	—	85,400	9,210	(8)	574,835

Wayne L. Jones	2012	341,500	137,179	45,479	43,431	12,908	(9)	580,497
Executive Vice President and	2011	325,000	259,488	43,679	44,047	12,810	(9)	685,024
Chief Restaurant Operations Officer	2010	296,240	172,368	—	95,445	12,810	(9)	576,863

*	Consistent with SEC rules, the amounts in the “Stock Awards” and “Option Awards” columns for years 2012, 2011 and 2010 reflect the aggregate grant date fair value computed in accordance with FASB Codification Topic No. 718 (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment).

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2012, 2011 and 2010. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2012 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 1, 2013, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2012.

(4)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2012, fiscal 2011 and fiscal 2010, respectively, including group term life insurance ($908, $810, and $810) and auto reimbursement/allowance ($17,618, $15,000, and $15,000).

(5)	Mr. Trojan’s employment with the Company commenced on December 3, 2012.

(6)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2012, including auto reimbursement/allowance ($905).

(7)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2012, 2011 and 2010, respectively, including group term life insurance ($908, $810 and $810) and auto reimbursement/allowance ($12,000, $12,000 and $12,000).

(8)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2012, 2011 and 2010, respectively, including group term life insurance ($908, $810 and $810) and auto reimbursement/allowance ($8,400, $8,400 and $8,400).

(9)	The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2012, 2011 and fiscal 2010, respectively, including group term life insurance ($908, $810 and $810) and auto reimbursement/allowance ($12,000, $12,000 and $12,000).

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase our Common Stock and other plan-based awards made during the fiscal year ended January 1, 2013, to the persons named in the 2012 Summary Compensation Table.

2012 Grants of Plan-Based Awards

		Stock Awards		Option Awards
Name	Grant Date	Number of Securities Underlying Stock Awards (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)(3)	Number of Securities Underlying Option Awards (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Option Awards ($)(3)(6)
Gerald W. Deitchle	—	—	—	—	—	—
Gregory A. Trojan	12/03/12	29,163	999,999	244,662	34.29	2,748,655
Gregory S. Levin	01/04/12	1,022	45,479	2,790	45.32	43,431
Gregory S. Lynds	01/04/12	1,022	45,479	2,790	45.32	43,431
Wayne L. Jones	01/04/12	1,022	45,479	2,790	45.32	43,431

(1)	This column shows the number of restricted stock units granted in fiscal 2012 to the Named Executive Officers. All of such restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2012. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

(4)	This column shows the number of stock options granted in fiscal 2012 to the Named Executive Officers. All of such options vest in five equal annual installments and expire ten years from the date of grant.

(5)	Other than the grants to Mr. Trojan, this column reflects annual stock option grants which have an exercise price per share equal to an average of the closing prices of our Common Stock for the last five days of the fiscal year. The stock options granted to Mr. Trojan constituted the initial grant of options to Mr. Trojan on his first day of employment with the Company and have an exercise price per share equal to the closing price of our Common Stock on the date of grant.

(6)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of January 1, 2013.

Outstanding Equity Awards at January 1, 2013

		Stock Awards		Option Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gerald W. Deitchle	11/23/04	—	—	25,000	—		14.77	11/23/14
	01/12/05	—	—	275,000	—		14.04	01/12/15
	01/04/06	—	—	30,000	—		23.26	01/04/16
	01/03/07	—	—	25,000	—		19.96	01/03/17
	01/02/08	3,609	118,736	34,762	8,691	(3)	16.63	01/02/18
	12/31/08	5,935	195,262	42,796	—		10.11	12/31/18
	12/30/09	—	—	232,702	—		18.86	12/30/19
Gregory A. Trojan	12/03/12	29,163	959,463	—	244,662	(9)	34.29	12/03/22
Gregory S. Levin	09/06/05	—	—	50,000	—		20.74	09/06/15
	01/03/07	—	—	8,000	—		19.96	01/03/17
	01/02/08	2,106	69,287	10,139	5,070	(3)	16.63	01/02/18
	12/31/08	3,000	98,700	9,000	3,000	(4)	10.11	12/31/18
	12/30/09	—	—	7,911	5,275	(6)	18.86	12/30/19
	12/29/10	729	23,984	1,318	1,979	(7)	37.03	12/29/20
	01/04/12	1,022	33,624	—	2,790	(8)	45.32	01/04/22
Gregory S. Lynds	01/02/08	1,504	49,482	—	3,621	(3)	16.63	01/02/18
	12/31/08	2,000	65,800	3,000	3,000	(4)	10.11	12/31/18
	12/30/09	—	—	2,637	5,275	(6)	18.86	12/30/19
	12/29/10	729	23,984	1,318	1,979	(7)	37.03	12/29/20
	01/04/12	1,022	33,624	—	2,790	(8)	45.32	01/04/22
Wayne L. Jones	02/17/09	—	—	20,690	20,461	(5)	11.68	02/17/19
	12/30/09	—	—	8,842	5,895	(6)	18.86	12/30/19
	12/29/10	729	23,984	1,318	1,979	(7)	37.03	12/29/20
	01/04/12	1,022	33,624	—	2,790	(8)	45.32	01/04/22

(1)	All restricted stock units vest in five equal annual installments.

(2)	The fair value of the restricted stock units is based on the closing stock price of our Common Stock on the date of grant.

(3)	The unexercisable options vest in five annual installments commencing January 2, 2009.

(4)	The unexercisable options vest in five annual installments commencing December 31, 2009.

(5)	The unexercisable options vest in five annual installments commencing February 17, 2010.

(6)	The unexercisable options vest in five annual installments commencing December 30, 2010.

(7)	The unexercisable options vest in five annual installments commencing December 29, 2011.

(8)	The unexercisable options vest in five annual installments commencing January 4, 2013.

(9)	The unexercisable options vest in five annual installments commencing December 3, 2013.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2012 for each of the Named Executive Officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gerald W. Deitchle	—	—	5,935	195,262
Gregory A. Trojan	—	—	—	—
Gregory S. Levin	—	—	3,243	106,751
Gregory S. Lynds	11,258	373,218	2,243	73,851
Wayne L. Jones	—	—	243	8,051

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Trojan discussed elsewhere in this Proxy Statement contains severance arrangements providing for the payment of certain benefits if his employment is terminated, including termination following a change in control. Prior to his retirement as an employee in February 2013, Mr. Deitchle’s employment agreement provided for severance payments and other benefits upon termination of his employment, including termination following a change in control. In addition, in the event we terminate the employment of Mr. Levin or Mr. Jones without cause, he will be eligible to receive a severance payment of six months salary. Further, in the event we terminate the employment of Mr. Lynds without cause (including in connection with a change in control), he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by us (not to exceed an aggregate of 12 months).

We also have additional severance arrangements with certain other executive officers, pursuant to which the officer is eligible to receive a severance payment of no more than six months salary in the event we terminate the officer’s employment without cause. In addition, stock option awards granted to all employees generally provide for accelerated vesting or lapse of restrictions on awards if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards and other conditions are satisfied as described in the 2005 Equity Incentive Plan.

The following table describes the potential payments upon termination without cause or, after our change in control, termination without cause or termination for good reason for each named executive officer:

Termination Without Cause or Termination for Good Reason (including

Termination following a Change in Control)

Name	Cash Payment ($)(1)		Acceleration of Vesting of Awards ($)(2)	Benefits and Perquisites ($)(3)
Gerald W. Deitchle	—		455,400	—
Gregory A. Trojan	1,700,000	(4)	959,463	—
Gregory S. Levin	183,750		450,515	6,337
Gregory S. Lynds	341,500		374,234	12,675
Wayne L. Jones	170,750		574,556	4,874

(1)	Assumes termination and base salary payments as of January 1, 2013, for each executive.

(2)	Calculated based on a termination date of January 1, 2013, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Other than with respect to Mr. Deitchle, acceleration of vesting occurs only if termination without cause or by the named executive officer for good reason occurs within one year following a change of control (as such terms are defined in our 2005 Equity Incentive Plan). Mr. Deitchle’s employment agreement provided for acceleration of vesting upon any termination without cause or by Mr. Deitchle for good reason.

(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

(4)	Represents 200% of current base salary if termination occurs prior to December 31, 2014. Thereafter, severance payable will be 100% of then current base salary.

Non-Qualified Deferred Compensation

Selected key executives, including our named executive officers, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation, and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds, based on the participant’s election. In 2012, the rate of return for these accounts provided a rate of return ranging from 0% to 17.91%.

The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during fiscal 2012 and the account balances as of December 31, 2012 (the last business day of 2012) for our named executive officers under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in 2012 ($)(1)	Company Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at Last Fiscal Year-End ($)
Gerald W. Deitchle	—	—	—	—	—
Gregory A. Trojan	—	—	—	—	—
Gregory S. Levin	39,291	—	9,031	—	108,982
Gregory S. Lynds	—	—	—	—	—
Wayne L. Jones	200,544	—	9,126	—	520,733

(1)	These amounts represent the executive’s contributions during fiscal 2012, and are included in the “Salary” column in the Summary Compensation Table for fiscal 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

Jacmar Companies.  As of January 1, 2013, Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) owned approximately 11.3% of our outstanding Common Stock. James A. Dal Pozzo, a member of our Board of Directors, is the Chairman of the Board and Chief Executive Officer of Jacmar. Jacmar, through its affiliation with Distribution Market Advantage, Inc. (“DMA”), a national foodservice distribution consortium whose participants are prominent regional foodservice distributors, is currently our largest supplier of food, beverage, paper products and supplies. We began using DMA for our national foodservice distribution in July 2006 after an extensive competitive bidding process. In July 2012, we finalized a new five-year agreement with DMA, after conducting another extensive competitive bidding process. Jacmar services our restaurants in California and Nevada, while other DMA distributors service our restaurants in all other states. We also understand that Jacmar and its affiliates are the controlling shareholders of the Shakey’s pizza parlor chain. We believe that Jacmar sells products to us at prices comparable to those offered by unrelated third parties based on our competitive bidding process. Jacmar supplied us with $78.0 million, $68.0 million, and $58.0 million of food, beverage, paper products and supplies for fiscal 2012, 2011, and 2010, respectively, which represented 23.9%, 24.3%, and 24.6% of our total costs of sales and operating and occupancy costs, respectively. We had trade payables related to these products of $3.7 million and $0.3 million, at January 1, 2013 and January 3, 2012, respectively. Jacmar does not provide us with any produce, liquor, wine or beer products, all of which are provided by other vendors and are included in total cost of sales. The Board of Directors has reviewed the terms of the agreements relating to pricing between Jacmar and us, and believes that the terms are at least as favorable or more favorable than we could obtain from another third party offering comparable goods and services.

Consulting Agreement with Gerald (“Jerry”) W. Deitchle.  Effective February 1, 2013, we entered into a Consulting Agreement with Mr. Deitchle. Pursuant to the terms of the Consulting Agreement, Mr. Deitchle will provide part-time CEO transition services to us from February 1, 2013 through June 30, 2013 (the “Transition Period”). In addition to any non-employee director fees and any other retirement benefits to which Mr. Deitchle is entitled, he will receive a consulting fee of $20,000 per month during the Transition Period as well as a non-accountable expense allowance of $3,000 per month for office, automobile, cell phone and other expenses. We also agreed to allow Mr. Deitchle and his spouse to participate in group health insurance coverage through December 31, 2017.

During the period from July 1, 2013 until the earlier of (i) termination of Mr. Deitchle’s service as a member of our Board of Directors, (ii) thirty (30) days following delivery of notice of termination by us or Mr. Deitchle, or (iii) immediately upon Mr. Deitchle’s death or disability, Mr. Deitchle will receive a fee of $1,000 per month for consulting services relating to new restaurant site selection and such other services as may be mutually agreed. In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated. In addition, in connection with Mr. Deitchle’s retirement as an employee and officer, the Compensation Committee extended the exercise period of Mr. Deitchle’s fully vested option to purchase 275,000 shares of our Common Stock, dated January 14, 2005, originally granted under our 1996 Stock Option Plan. The exercise period was extended to February 1, 2014.

Procedures for Approval of Related Party Transactions

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the Securities and Exchange Commission are submitted for review by the Board of Directors for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis except as set forth below. Based on the information provided to us by the persons or entities indicated:

•

Kendra D. Miller, our Senior Vice President, failed to timely file a Form 4 with respect to 309 shares withheld in March 2012 to satisfy minimum statutory withholding requirements upon the vesting of restricted stock units. The transaction was reported on a Form 4 filed on March 13, 2012.

•

John A. Johnson, our former Chief Information Officer, failed to timely file a Form 4 with respect to 313 shares withheld in October 2012 to satisfy minimum statutory withholding requirements upon the vesting of restricted stock units. The transaction was reported on a Form 4 filed on December 4, 2012.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials.  In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on January 1, 2014.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting.  Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2014 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on March 2, 2014, and not earlier than January 31, 2014. This notice must contain the information required by our bylaws. In the event that the 2014 Annual Meeting is called for a date that is not within thirty days of June 4, 2014, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2014 Annual Meeting is first made.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

The proxy solicited by the Board of Directors for the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 2, 2014. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended January 1, 2013, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors,

Gerald W. Deitchle	Gregory A. Trojan
Chairman of the Board	President and Chief Executive Officer

April 26, 2013

Huntington Beach, California

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 3, 2013.

Vote by Internet
• Go to www.investorvote.com/BJRI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold	Abstain				For	Withhold	Abstain		For	Withhold	Abstain	+
	01 - GERALD W. DEITCHLE	☐	☐	☐	02 - JAMES A. DAL POZZO			☐	☐	☐	03 - J. ROGER KING	☐	☐	☐
	04 - LARRY D. BOUTS	☐	☐	☐	05 - JOHN F. GRUNDHOFER			☐	☐	☐	06 - PETER A. BASSI	☐	☐	☐
	07 - WILLIAM L. HYDE, JR.	☐	☐	☐	08 - LEA ANNE S. OTTINGER			☐	☐	☐	09 - HENRY GOMEZ	☐	☐	☐
	10 - GREGORY A. TROJAN	☐	☐	☐
					For	Against	Abstain						For	Against	Abstain
2.	Approval, on an advisory and non-binding basis, of the compensation of named executive officers.				☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.				☐	☐	☐

4.	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — BJ’S RESTAURANTS, INC.	+

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 4, 2013

THE UNDERSIGNED HEREBY APPOINTS GREGORY A. TROJAN AND GREGORY S. LEVIN, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON TUESDAY, JUNE 4, 2013, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2 AND 3 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)

C	Non-Voting Items

Change of Address — Please print new address below.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+